As filed with the Securities and Exchange Commission on November 6, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UST Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	06-1193986 (I.R.S. Employer Identification No.)

100 West Putnam Avenue

Greenwich, Connecticut 06830
(203) 661-1100
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Richard H. Verheij, Esq.

Executive Vice President and General Counsel
UST Inc.
100 West Putnam Avenue
Greenwich, Connecticut 06830
(203) 661-1100
Fax: (203) 661-5613
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy to:

Vincent J. Pisano, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000
Fax: (212) 735-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered	per Unit(1)	Offering Price(1)	Registration Fee

6.625% Senior Notes due July 15, 2012	$600,000,000	100%	$600,000,000	$55,200

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion Dated November 6, 2002

PROSPECTUS	[UST LOGO]

Offer to Exchange $600,000,000 6.625% Senior Notes due July 15, 2012 for $600,000,000

6.625% Senior Notes due July 15, 2012, Which Have Been Registered Under
the Securities Act of 1933, of

UST Inc.

The Exchange Offer will expire at 5:00 P.M., New York City Time,

on                     , 2003, unless extended.

Terms of the exchange offer:

•	The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission’s registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of original notes will not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

•	There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing on any securities exchange.

            See “Risk Factors” beginning on page 8 for a discussion of the risks that should be considered by holders prior to tendering their original notes.

Principal Amount	Annual Interest	Final Distribution Date

$600,000,000	6.625%	July 15, 2012

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002.

AVAILABLE INFORMATION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
TRADEMARKS AND TRADE NAMES
PROSPECTUS SUMMARY
SELECTED CONSOLIDATED FINANCIAL DATA
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
BOOK-ENTRY; DELIVERY AND FORM
PLAN OF DISTRIBUTION
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
SIGNATURES
INDEX TO EXHIBITS
EX-4.2: FORM OF CERTIFICATE
EX-4.3: EXCHANGE AND REGISTRATION RIGHTS AGREEMENT
EX-5.1: OPINION OF SKADDEN, ARPS, SLATE ETAL
EX-12.1: COMP OF RATIOS OF EARNINGS TO FIXED CHRGS
EX-23.1: CONSENT OF ERNST & YOUNG LLP
EX-25.1: FORM T-1
EX-99.1: FORM OF LETTER OF TRANSMITTAL
EX-99.2: FORM OF NOTICE OF GUARANTEED DELIVERY
EX-99.3: FORM OF LETTER TO CLIENTS
EX-99.4: FORM OF LETTER TO BROKERS, DEALERS ETC.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus speaks only as of the date of this prospectus unless the information indicates that another date applies.

      Until                     , 2003, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

AVAILABLE INFORMATION

      UST is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Such reports, proxy statements and other information can be read and copies obtained at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional office located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. In addition, our common stock is listed on the New York Stock Exchange and the Pacific Exchange, Inc. and copies of the materials mentioned can be obtained from them.

      You may obtain a copy of any or all of the documents summarized in this prospectus or incorporated by reference in this prospectus, without charge, by request directed to UST Inc., 100 West Putnam Avenue, Greenwich, Connecticut 06830, Attention: Debra Baker, Senior Vice President and Secretary, telephone (203) 661-1100.

      UST has agreed that, if it is not subject to the informational requirements of Sections 13 or 15(d) of the Exchange Act, it will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the “Securities Act”), to permit compliance with Rule 144A in connection with resales of the notes.

      We have “incorporated by reference” certain documents that we file with the SEC. This means that we are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this prospectus.

      We incorporate by reference the documents listed below that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

•	Current Report on Form 8-K dated July 9, 2002 and filed on July 16, 2002; and

•	Current Report on Form 8-K dated August 7, 2002 and filed on August 8, 2002.

      All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents.

      You may request a copy of any of the documents which are incorporated by reference in this prospectus, other than exhibits which are not specifically incorporated by reference into such documents and our certificate of incorporation and by-laws, at no cost, by writing or telephoning UST at the following:

UST Inc.
100 West Putnam Avenue
Greenwich, Connecticut 06830
Telephone: (203) 661-1100
Attention: Secretary

      In order to obtain timely delivery, you must request this information no later than 5 business days before you make your investment decision.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on behalf of UST. All statements, other than statements of historical facts, which address activities, actions or new brand introductions that we expect or anticipate will or may occur in the future, including such things as expansion and growth of our operations and other such matters, are forward-looking statements. To take advantage of the safe harbor, we are identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us.

      Any one, or a combination, of these factors could materially affect the results of our operations. These factors include:

•	competitive pressures;

•	changes in adult consumer preferences;

•	wholesaler ordering patterns;

•	consumer acceptance of new product introductions and other marketing initiatives;

•	uncertainties associated with ongoing and future litigation;

•	higher than anticipated capital expenditures or operating costs;

•	higher raw material costs;

•	increased excise taxes;

•	legal and regulatory initiatives; and

•	conditions in the capital markets.

      Forward-looking statements made by us are based on our knowledge of our business and the environment in which we operate, but because of the factors listed above, as well as other factors beyond our control, actual results may differ from those in the forward-looking statements.

      All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We will not update these forward-looking statements even though our situation will change in the future.

TRADEMARKS AND TRADE NAMES

      We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our proprietary trademarks include COPENHAGEN, SKOAL LONG CUT, SKOAL, COPENHAGEN LONG CUT, SKOAL BANDITS, RED SEAL, ROOSTER, REVEL, BRUTON, C.C., DEVOE, CHATEAU STE. MICHELLE, COLUMBIA CREST, VILLA MT. EDEN, DOMAINE STE. MICHELLE, CONN CREEK, DON TOMÁS, ASTRAL and HELIX. In addition, our logo and certain brand names of our products mentioned in this prospectus are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder.

ii

PROSPECTUS SUMMARY

      The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the basic terms of the exchange notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. You should pay special attention to the “Risk Factors” section beginning on page 8 of this prospectus. References in this prospectus to “UST”, “we”, “our”, “ours”, and “us” refer to UST Inc. and our subsidiaries.

About UST

      UST Inc. is a holding company for its wholly-owned subsidiaries: U.S. Smokeless Tobacco Company (“USSTC”) and International Wine & Spirits Ltd. UST, through its subsidiaries, is the world’s largest manufacturer and marketer of moist smokeless tobacco products including COPENHAGEN, SKOAL, RED SEAL and ROOSTER. Other consumer products that we produce and market include premium wines sold nationally through the CHATEAU STE. MICHELLE and COLUMBIA CREST wineries, as well as sparkling wine produced under the DOMAINE STE. MICHELLE label and premium cigars including ASTRAL and DON TOMÁS. For the year ended December 31, 2001, our consolidated net sales were $1.626 billion and our consolidated earnings before interest, taxes, depreciation and amortization were $876.2 million. For the nine months ended September 30, 2002, our net sales were $1.259 billion.

      Our operating segments are smokeless tobacco and wine. Our international and cigar operations are not material to our consolidated financial position. In 2001, the smokeless tobacco segment had net sales of $1.406 billion, an increase of 7.9% from 2000, and accounted for 86.5% of our consolidated net sales. For the nine month period ended September 30, 2002, the smokeless tobacco segment had net sales of $1.089 billion, an increase of 5.3% over the corresponding 2001 period. In 2001, wine segment net sales increased 8.2% to $188.9 million, while all other net sales were $30.7 million. For the first nine months of 2002, wine segment net sales increased 8.8% to $145.5 million, while all other net sales increased 8.8% to $24.7 million.

      Originally incorporated in 1911, United States Tobacco Company (now known as U.S. Smokeless Tobacco Company) became a wholly-owned subsidiary of UST in 1987. UST was formed in 1986 as the holding company for United States Tobacco Company and three additional wholly-owned subsidiaries: International Wine & Spirits Ltd., UST Enterprises Inc. and UST International Inc. Our principal executive offices are located at 100 West Putnam Avenue, Greenwich, Connecticut 06830, and our telephone number is (203) 661-1100.

Recent Developments

      On March 28, 2000, a Kentucky jury rendered a verdict against us, awarding $350 million in compensatory damages to Conwood Company, L.P., for its claims under federal antitrust laws. After trebling under the federal antitrust laws, the judgment was $1.05 billion plus interest and other costs. On May 15, 2002, a three-judge panel of the U.S. Court of Appeals for the Sixth Circuit upheld the lower court’s judgment in favor of Conwood. The Sixth Circuit denied our petition for rehearing, but subsequently granted our petition for a stay of judgment until such time as the United States Supreme Court rules on whether it will hear the case on appeal. On August 7, 2002, we deposited an additional $710 million into the qualified settlement fund, which had previously been established, using a portion of the net proceeds from the original notes issued on July 15, 2002, together with funds held in a restricted collateral account and operating cash, for this deposit. Subsequent to our funding fully the U.S. District Court-administered qualified settlement fund, the U.S. District Court released us from complying with restrictions on stock repurchases, and we were able to resume our stock repurchase program on August 13, 2002. The financial effects of this judgment will be recognized if the appeal process is not successful and could have a material adverse effect on our results of operations in that period, but is not expected to have a material adverse effect on our financial condition or liquidity.

      In July 2002, we entered into a $300 million unsecured line of credit with various financial institutions, which replaced our $1 billion senior secured credit facility, for use primarily to support commercial paper borrowings. The new credit line consists of a $150 million 364-day credit facility and a $150 million three-year revolving credit facility. A portion of the net proceeds from the original notes issued on July 15, 2002 in the amount of $325.8 million was used to repay outstanding loans and prepayment penalties under the $1 billion credit facility. On July 15, 2002, we terminated the $1 billion credit facility.

      On February 5, 2002, we submitted to the Federal Trade Commission (“FTC”) a request for guidance as to communicating in our advertising the fact that there is (1) considerable agreement in the scientific community that the use of smokeless tobacco involves significantly less risk of adverse health effects than smoking cigarettes, and (2) a growing number of researchers advocate that cigarette smokers who do not quit should switch to smokeless tobacco products. The request was submitted in the context of the growing debate in the public health community regarding tobacco harm reduction and the role of smokeless tobacco as part of that strategy. Many proponents of this harm reduction strategy point to Sweden, which has the highest per capita usage of smokeless tobacco in the world, has met the World Health Organization’s target of reducing smoking prevalence to 20% of the population, and some researchers link the low rate of “tobacco-related mortality” to its high prevalence of smokeless tobacco. The FTC placed our request on the public record for comments, and submissions have been made both in support and against our request. We temporarily withdrew our request in order to supplement the submission with materials from international scientific conferences in Sweden and Spain, among others, all of which included in the respective agendas the subject of tobacco harm reduction and the role of smokeless tobacco as part of a public health strategy. We have not yet decided when to resubmit our request.

Summary of the Exchange Offer

      On July 15, 2002, we issued and sold $600,000,000 aggregate principal amount of 6.625% Senior Notes due July 15, 2012 in a transaction exempt from the registration requirements of the Securities Act. As part of that offering, we entered into an exchange and registration rights agreement with the initial purchasers of these original notes in which we agreed, among other things, to deliver this prospectus to you and to commence this exchange offer. Below is a summary of the exchange offer:

Securities Offered	Up to $600,000,000 aggregate principal amount of new 6.625% Senior Notes due July 15, 2012, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions, registration rights and liquidated damages applicable to the original notes.

The Exchange Offer	We are offering to exchange new $1,000 principal amount of our 6.625% Senior Notes due July 15, 2012, which have been registered under the Securities Act, for $1,000 principal amount of our outstanding 6.625% Senior Notes due July 15, 2012.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $600,000,000 principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

• you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

(1) you cannot rely on the applicable interpretations of the staff of the SEC; and

(2) you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its original notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Expiration Date	5:00 p.m., New York City time, on , 2003 unless we extend the expiration date.

Accrued Interest on the Exchange Notes and Original Notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes	Except as described in the section titled “The Exchange Offer — Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date:

• transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to State Street Bank and Trust Company at the address listed in this prospectus; or

• if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus.

See “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to the conditions stated in the section “The Exchange Offer — Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Material Federal Income Tax Consequences	Your exchange of original notes for exchange notes to be issued in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material Federal Income Tax Consequences.”

Exchange Agent	State Street Bank and Trust Company is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

Summary of Terms of the Exchange Notes

      The terms of the exchange notes we are issuing in this exchange offer and the original notes are identical in all material respects, except:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions and registration rights that relate to the original notes; and

•	the exchange notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the original notes under circumstances related to the timing of the exchange offer.

      The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. A brief description of the material terms of the exchange notes follows:

Exchange Notes Offered	$600,000,000 aggregate principal amount of 6.625% Senior Notes due July 15, 2012.

Interest Payment Dates	Interest on the exchange notes will be payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2003.

Maturity	The maturity date for the exchange notes is July 15, 2012.

Ranking	The notes are senior debt. They are equal in right of payment with any existing or future unsecured indebtedness, including trade payables, but will rank senior to any future indebtedness that expressly provides that it is subordinate to these notes.

Basic Covenants	We will issue the exchange notes under an indenture with State Street Bank and Trust Company. This is the same indenture under which the original notes were issued. The indenture restricts our ability to grant liens under certain circumstances on stock or indebtedness of certain of our subsidiaries or on certain of our property or that of our subsidiaries to secure indebtedness. The indenture also prohibits us from merging with another company or selling substantially all of our assets unless specified conditions are satisfied. See “Description of Notes.”

Registration Covenant; Exchange Offer	In connection with our agreement to register the exchange notes under the Securities Act by filing the registration statement of which this prospectus forms a part, we have agreed (1) to cause the registration statement to become effective on or before January 11, 2003, and (2) to complete the exchange offer within 30 days after the effective date of the registration statement. In addition, we have agreed, in certain circumstances, to file a “shelf registration statement” that would allow some or all of the notes to be offered to the public. The interest rate on the notes is subject to increase for so long as we are not complying with our registration obligations.

Upon consummation of the exchange offer, holders of the notes will no longer have any rights under the exchange and registration rights agreement, except to the extent that we have continuing obligations to file a shelf registration statement.

Optional Redemption	We may redeem some or all of the exchange notes, at any time or from time to time, at the redemption prices set forth under “Description of Notes — Optional Redemption.” The exchange notes will not be subject to any sinking fund provision.

Risk Factors	See “Risk Factors” beginning on page 8 for a discussion of factors that should be considered by holders of original notes before tendering their original notes in the exchange offer. Most of these factors will apply to the exchange notes as well as the original notes.

RISK FACTORS

      You should carefully consider the following risks and all of the information set forth in this prospectus before tendering your notes for exchange in the exchange offer. The risk factors set forth below, other than those which discuss the consequences of failing to exchange your original notes in the exchange offer, are generally applicable to both the original notes and the exchange notes.

Marketing and advertising restrictions may adversely affect demand for our tobacco products

      In 1986, federal legislation was enacted regulating smokeless tobacco products by, among other things, requiring health warning notices on smokeless tobacco packages and advertising and prohibiting the advertising of smokeless tobacco products on media subject to the jurisdiction of the Federal Communications Commission. Since 1986, other proposals have been made at both the federal and state level for additional regulation of smokeless tobacco products and it is likely that additional proposals will be made in future years. These proposals have included increased regulation of the manufacturing and marketing of tobacco products by new or existing federal and state agencies, the requirement of additional warning notices, a ban or further restriction on all advertising and promotion, regulation of environmental tobacco smoke, ingredients and constituent disclosure requirements, sampling and advertising bans or restrictions, increasing the minimum purchase age and the disallowance of advertising and promotion expenses as deductions under federal tax law. These proposals, if implemented, could have a material adverse effect on our smokeless tobacco business.

      In addition to increased regulatory restrictions, we adopted various marketing and advertising restrictions in connection with the Smokeless Tobacco Master Settlement Agreement, which we entered into in November 1998 with the attorneys general of various states and U.S. territories to resolve health care cost reimbursement cases initiated against us. We are not able to assess the future effect that these increased marketing and advertising restrictions may have on our smokeless tobacco business.

Increased excise taxes on tobacco products may reduce our sales

      Smokeless tobacco products are subject to significant federal and state excise taxes. A federal excise tax on smokeless tobacco products was imposed in 1986, which was increased in 1991, 1993, 1997, 2000 and 2002. In general, excise taxes and other taxes on smokeless tobacco products have been increasing. Increases in smokeless tobacco-related taxes have been proposed at the federal, state and local levels. We believe a substantial increase in California’s state excise tax on smokeless tobacco products enacted in 2001 (and subsequently repealed) significantly reduced the demand for our premium smokeless tobacco products in that state. If proposals are adopted by either the federal government or the various states which include significant excise tax increases, particularly in high volume states, our sales and consequently our cash flows could be materially adversely affected.

Potential adverse outcome of litigation

      In the Conwood litigation, there is presently a $1.05 billion judgment, from which we are appealing. In addition, we have been named as a defendant in a number of legal proceedings, including class action/health care cost reimbursement litigation, claims brought by individual plaintiffs alleging tobacco related injuries, a state court action involving a commercial dispute alleging breach of contract and other claims in connection with the sale of cigars and various antitrust claims brought as purported class actions on behalf of individual purchasers or wholesalers of our smokeless tobacco products.

      It is not possible to predict with certainty the outcome of the litigation pending against us. While the litigation environment is uncertain, we believe, and have been so advised by counsel handling the respective cases, that we have a number of meritorious defenses to all litigation pending against us. We believe, subject to the uncertainties of litigation, that the outcome of all such pending litigation will not have a material adverse effect on our consolidated financial position, but may have a material impact on our consolidated financial results for a particular reporting period in which any such litigation is resolved. There can be no assurance, however, that we will be correct in our belief.

You may have difficulty selling the original notes that you do not exchange.

      If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange Original Notes” for a discussion of the possible consequences of failing to exchange your original notes.

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

      You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. The exchange notes are being offered to the holders of the original notes. The original notes were issued on July 15, 2002 primarily to a small number of institutional investors. After the exchange offer, the trading market for the remaining untendered original notes could be adversely affected.

      There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Credit Lyonnais Securities (USA) Inc., PNC Capital Markets, Inc., Scotia Capital (USA) Inc. and U.S. Bancorp Piper Jaffray Inc., the initial purchasers of the original notes, have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

      Any broker-dealer that:

•	exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

•	resells exchange notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

      In addition to broker-dealers, any noteholder that exchanges its original certificates in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

USE OF PROCEEDS

      We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

      The net proceeds of the sale of the original notes on July 15, 2002 were approximately $593.3 million, and were used to repay $325.8 million of loans, including a 0.5% prepayment penalty, outstanding under our $1 billion senior secured credit facility which we entered into in October 2000 and to fund $267.5 million of our qualified settlement fund with the balance of the net proceeds.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for each of the years ended December 31, 1997 through 2001 was 69x, 94x, 43x, 15x and 12x, respectively. Our ratio of earnings to fixed charges for the nine months ended September 30, 2002 was 13x. We compute these ratios by dividing our earnings by our fixed charges. For this ratio, earnings includes income before income taxes and fixed charges, net of capitalized interest. Fixed charges include interest expense, whether expensed or capitalized.

SELECTED CONSOLIDATED FINANCIAL DATA

      The selected financial data for each of the fiscal years in the five-year period ended December 31, 2001 have been derived from our audited financial statements. The summary financial data as of and for the nine months ended September 30, 2001 and September 30, 2002 have been derived from our unaudited condensed consolidated financial statements as of the end of and for each such nine-month period. The unaudited interim data include all adjustments which are, in the opinion of management, necessary to present a fair statement of these periods and are of a normal recurring nature. You should read this information in conjunction with the financial statements and accompanying notes included or incorporated by reference in our Annual Reports on Form 10-K for such years and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which are incorporated by reference into this prospectus.

											Unaudited Nine Months
	Years Ended December 31,										Ended September 30,

	1997		1998		1999		2000		2001		2001		2002

	($ in thousands)
Statement of Earnings Data:
Net sales	$1,401,718		$1,415,639		$1,479,603		$1,507,757		$1,626,016		$1,190,707		$1,258,845
Cost of products sold(1)	291,942		283,516		304,275		330,079		349,581		256,571		271,034
Selling, advertising and administrative	398,468		399,845		398,850		424,955		443,407		333,287		351,594
Operating income	711,308		732,278		776,478		752,723		833,028		600,849		636,217
EBITDA	741,799		764,004		813,491		792,326		876,224		633,197		675,665
Interest expense (income), net	7,451		(2,187)		13,535		34,288		33,760		25,334		32,671
Net earnings	439,138		455,279		469,293		441,886		491,602		353,897		371,179
Other Financial Data:
EBIT to interest expense(2)	81	x	132	x	50	x	16	x	12	x	12	x	13	x
EBITDA to interest expense(3)	85	x	138	x	52	x	17	x	13	x	12	x	14	x
Earnings to fixed charges(4)	69	x	94	x	43	x	15	x	12	x	12	x	13	x
Total debt to total capitalization	20.1%		17.6%		70.6%		76.3%		59.8%		65.7%		60.6%

						Unaudited At
	At December 31,					September 30,

	1997	1998	1999	2000	2001	2001	2002

Financial Condition:
Total assets	$826,363	$913,319	$1,015,648	$1,646,399	$2,011,702	$1,904,230	$2,607,008
Total debt	110,000	100,000	481,965	869,175	865,875	866,700	1,140,000
Stockholders’ equity	436,795	468,293	200,804	270,572	581,062	453,119	742,390

Note:	Net sales and selling, advertising and administrative amounts for the years 1998-2001 have been reclassified for the adoption of new accounting rules in 2002. The impact of this adoption was immaterial for 1997.

(1)	Includes excise taxes.

(2)	EBIT means earnings before interest and taxes. Information concerning EBIT is presented here not as a measure of operating results, but rather as a measure of UST’s ability to service debt. EBIT should not be construed as an alternative to operating income or cash flow from operating activities, each as determined according to accounting principles generally accepted in the United States.

(3)	EBITDA means earnings before interest, taxes, depreciation and amortization. Information concerning EBITDA is presented here not as a measure of operating results, but rather as a measure of UST’s ability to service debt. EBITDA should not be construed as an alternative to operating income or cash flow from operating activities, each as determined according to accounting principles generally accepted in the United States.

(4)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this ratio, earnings includes income before income taxes and fixed charges, net of capitalized interest. Fixed charges include interest, whether expensed or capitalized.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      When we sold the original notes in July 2002, we entered into an exchange and registration rights agreement with the initial purchasers of those original notes. Under the exchange and registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. We will use our best efforts to keep this registration statement effective until the earlier of (1) the 90th day after this exchange offer is completed or (2) the day on which no original notes are held by broker-dealers. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the original notes if:

•	the registration statement is not filed by November 12, 2002;

•	the registration statement is not declared effective by January 11, 2003; or

•	the exchange offer has not been completed by February 10, 2003.

      A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

      Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2003. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.

      As of the date of this prospectus, $600,000,000 aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                     , 2003 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under the heading “— Conditions to the Exchange Offer.”

      We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

      Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

      We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the heading “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

Procedures for Tendering

      When the holder of original notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as described below, a tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to State Street Bank and Trust Company at the address listed below under the heading “— Exchange Agent;” or

•	if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message (as defined below) to the exchange agent at the address listed below under the heading “— Exchange Agent.”

      In addition, either:

•	the exchange agent must receive, on or before the expiration date, certificates for the original notes and the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the original notes being tendered into the exchange agent’s account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      The Depository Trust Company will be referred to as DTC in this prospectus.

      The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

      The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.

      If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities

Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

      We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

      We reserve the absolute right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

      If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.

      If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

      By tendering, each holder will represent to us that, among other things,

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

      In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

      If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” below for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

      For each original note accepted for exchange, the holder will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid, or if no interest has been paid on the original notes, from July 15, 2002. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the original notes under circumstance relating to the timing of the exchange offer.

      In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	certificates for the original notes, or a timely book-entry confirmation of the original notes, into the exchange agent’s account at the DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

      Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

      The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at the DTC in accordance with the DTC’s procedure for transfer. This participant should transmit its acceptance to the DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at

DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed below under the heading “— Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

(1)	stating the name and address of the holder of original notes being tendered and the amount of original notes tendered,

(2)	stating that the tender is being made; and

(3)	guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

      Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under the heading “— Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.

      If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal and our determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the DTC for the original notes. The original notes will be returned or credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following the procedures described above under the heading “— Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events occurs:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction;

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

•	the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

      These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

      In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

      We have appointed State Street Bank and Trust Company, National Association as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Main Delivery To:

State Street Bank and Trust Company, Exchange Agent

By Mail: State Street Bank and Trust Company Corporate Trust Division P.O. Box 778 Boston, MA 02102-0778 Attention: Jim Loring	By Hand or Overnight Courier: State Street Bank and Trust Company Corporate Trust Division 2 Avenue de Lafayette-LCC5 Boston, MA 02111-1724 Attention: Jim Loring	By Facsimile Transmission (for Eligible Institutions only): (617) 662-1452 Confirm by Telephone: (617) 662-1562

      If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

      We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $250,000.

Transfer Taxes

      Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with exchange, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Original Notes

      Holders who desire to tender their original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor UST is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

      Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the offering memorandum dated July 10, 2002, relating to the original notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws.

      Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

      Holders of the exchange notes and any original notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Original Notes

      Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such exchange notes are acquired in the ordinary course of such holder’s business; and

•	such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

      However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

      Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of UST;

•	it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

•	it is acquiring the exchange notes in the ordinary course of its business.

      Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that such original notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

      In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the notes. We have agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the exchange notes in any state where an exemption from registration or qualification is required and not available. “Transfer restricted securities” means each note until:

•	the date on which such note has been exchanged by a person other than a broker-dealer for a note in the exchange offer;

•	following the exchange by a broker-dealer in the exchange offer of an exchange note, the date on which the exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

•	the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreement; or

•	the date on which such note is distributed to the public in a transaction under Rule 144 of the Securities Act.

DESCRIPTION OF NOTES

General

      The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions relating to the original notes. Any original notes that remain outstanding after the exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture for voting purposes. When we refer to the term “note” or “notes”, we are referring to both the original notes and the exchange notes. When we refer to “holders” of the notes, we are referring to those persons who are the registered holders of notes on the books of the registrar appointed under the indenture.

      The notes are governed by a document called an “indenture.” The indenture is a contract between us and State Street Bank and Trust Company, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “— Default and Related Matters — Events of Default.” Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your notes to a new buyer if you sell and sending you notices. The indenture and its associated documents contain the full legal text of the matters described in this section. Under the indenture, we may, without the consent of the holders of the notes, “reopen” the series and issue additional notes from time to time in the future. The original notes, the exchange notes and any additional notes we may issue in the future upon such a reopening will constitute a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for the holders of notes to vote or take any other action as a single class, the notes and any additional notes that we may issue by reopening the series will vote or take that action as a single class. The indenture and the notes are governed by New York law. See “Available Information” on page i of this prospectus for information on how to obtain a copy of the indenture.

      The following description of the provisions of the indenture is a summary only. More specific terms as well as the definitions of relevant terms can be found in the indenture and the Trust Indenture Act of 1939, which is applicable to the indenture. We have also included references in parentheses to certain sections of the indenture. Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture.

Principal, Maturity and Interest

      The notes are general unsecured obligations of UST. The notes are initially limited to $600,000,000 aggregate principal amount. The notes are not entitled to any sinking fund.

      The notes will mature on July 15, 2012 and bear interest at the annual rate of 6.625% from July 15, 2002, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2003.

      Principal, any premium and interest on the notes will be payable, and the notes may be presented for registration of transfer and exchange, at the corporate trust office of the trustee or another office or agency of UST as determined by us. At our option, payment of interest may be made by check mailed to the holders at the addresses appearing in the registry books maintained by the trustee, who will initially act as registrar for the notes.

Legal Ownership

      “Street Name” and Other Indirect Holders Investors who hold notes in accounts at banks or brokers will generally not be recognized by us as legal holders of notes. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold notes in “street name,” you should check with your own institution to find out:

•	How it handles note payments and notices;

•	Whether it imposes fees or charges;

•	How it would handle voting if ever required;

•	Whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below; and

•	How it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

      Direct Holders Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of notes. As noted above, we do not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold notes in that manner or because the notes are issued in the form of global notes as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

      Global Notes What is a global note? A global note is a special type of indirectly held security, as described above under “— ‘Street Name’ and Other Indirect Holders.” For global notes, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global note be registered in the name of a financial institution we select and by requiring that the notes included in the global note not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global note is called the “depositary.” Any person wishing to own a global note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

      Special investor considerations for global notes. As an indirect holder, an investor’s rights relating to a global note will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to notes transfers. We do not recognize this type of investor as a holder of notes and instead deal only with the depositary that holds the global note.

      An investor should be aware that for the notes issued only in the form of global notes:

•	The investor cannot get notes registered in his or her own name.

•	The investor cannot receive physical certificates for his or her interest in the notes.

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes. See “— ‘Street Name’ and Other Indirect Holders.”

•	The investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their notes in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global note. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global note. We and the trustee also do not supervise the depositary in any way.

•	Payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the depositary will usually require that interests in a global note be purchased or sold within its system using same-day funds. This difference could have some effect on how global note interests trade, but we do not know what that effect will be.

      Special situations when global notes will be terminated. In a few special situations described below, the global note will terminate and interests in it will be exchanged for physical certificates representing notes. After that exchange, the choice of whether to hold notes directly or in “street name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in notes transferred to their own name, so that they will be direct holders. The rights of “street name” investors and direct holders in the notes have been previously described in the subsections entitled “—‘Street Name’ and Other Indirect Holders” and “— Direct Holders.”

      The special situations for termination of a global note are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

•	when we notify the trustee that we wish to terminate the global note; or

•	when an event of default on the notes has occurred and has not been cured. (Defaults are discussed below under “— Default and Related Matters — Events of Default.”)

      When a global note terminates, the depositary (and not UST or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 204 and 305)

      In the remainder of this description “you” means direct holders and not “street name” or other indirect holders of note. Indirect holders should read the previous subsection entitled “— ‘Street Name’ and Other Indirect Holders.”

Overview of Remainder of this Description

      The remainder of this description summarizes:

•	Additional mechanics relevant to the notes under normal circumstances, such as how you transfer ownership and where we make payments;

•	Our rights to redeem the notes under certain circumstances;

•	Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the notes;

•	Promises we make to you about how we will run our business, or business actions we promise not to take (known as “restrictive covenants”); and

•	Your rights if we default or experience other financial difficulties.

Additional Mechanics

      Form, Exchange and Transfer

      The notes will be issued:

•	only in unregistered form;

•	without interest coupons; and

•	in denominations that are integral multiples of $1,000. (Section 302)

      You may exchange or transfer notes at the office of the trustee. The trustee acts as our agent for registering notes in the names of holders and transferring notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. (Section 305)

      You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

      We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

Payment and Paying Agents

      We will pay interest to you if you are a direct holder listed in the trustee’s records of the notes semi-annually at the close of business on the January 1 and July 1, prior to the payment date, even if you no longer own the notes on the interest due date. This date is called the “regular record date.” (Section 307)

      Holders buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the notes to pro-rate interest fairly between buyer and seller. This pro-rated interest amount is called “accrued interest.”

      We will pay interest, principal and any other money due on the notes at the corporate trust office of the trustee in Boston. That office is currently located at 2 Avenue de Lafayette-LCC6, P.O. Box 778, Boston, MA 02102-0778. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

      “Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

      We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of notes. (Section 1002)

Notices

      We and the trustee will send notices regarding the notes only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106)

      Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Optional Redemption

      The notes are redeemable, in whole or from time to time in part, at our option on any date at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in the case of both clause (1) and clause (2) above, accrued and unpaid interest on the principal amount of the notes being redeemed to that redemption date. Notwithstanding the foregoing, payments of interest on the notes that are due and payable on or prior to a date fixed for redemption of the notes will be payable to the holders of those notes registered as such at the close of business on the relevant record dates according to the terms of the notes and the terms and provisions of the indenture.

      “Treasury Rate” means, with respect to any redemption date for the notes,

(1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

(2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      The Treasury Rate shall be calculated on the third Business Day preceding the applicable redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” below, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

      “Comparable Treasury Issue” means, with respect to any redemption date for the notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

      “Comparable Treasury Price” means, with respect to any redemption date for the notes, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Final Maturity Date” means July 15, 2012.

      “Independent Investment Banker” means, with respect to any redemption date for the notes, Morgan Stanley & Co. Incorporated and its successors or Goldman, Sachs & Co. and its successors, whichever shall be selected by the trustee after consultation with us, or, if both such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

      “Reference Treasury Dealers” means, with respect to any redemption date for the notes, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the trustee, after consultation with us, shall substitute therefor another Primary Treasury Dealer), and two other Primary Treasury Dealers selected by the trustee after consultation with us.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at the holder’s registered address. If less than all of the notes are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the notes, or portions of the notes, to be redeemed.

      Unless we default in payment of the redemption price due in respect of the notes on any redemption date, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption on that redemption date.

Special Situations

      Mergers and similar events. We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell substantially all of our assets to another firm, or to buy substantially all of the assets of another firm. We may not, however, take any of these actions unless all of the following conditions are met:

•	Where we merge out of existence or sell our assets, the other firm may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under federal United States law), and it must agree to be legally responsible for the notes.

•	The merger, sale of assets or other similar transaction must not cause a default on the notes, and we must not already be in default (unless the merger or other similar transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “— Default and Related Matters — Events of Default.” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or for our default having to exist for a specific period of time were disregarded.

•	It is possible that the merger, sale of assets or other similar transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights in our property, called “liens,” as discussed below under “— Covenants — Restrictions on liens.” If a merger or other transaction would create any liens on our property, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the notes. (Section 801)

Modification and Waiver

      There are two types of changes we can make to the indenture and the notes:

      Changes requiring your approval. First, the following is a list of the types of changes that cannot be made to the notes without your approval:

•	change the stated maturity of the principal or interest on a private note;

•	reduce any amounts due on a private note;

•	reduce the amount of principal payable upon acceleration of the maturity of a private note following a default;

•	change the place or currency of payment on a private note;

•	impair your right to sue for payment;

•	reduce the percentage of holders of notes whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

      Changes requiring a majority vote. The second type of change to the indenture and the notes is the kind that requires a vote in favor by holders of notes owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the notes. The same vote would be required for us to obtain a waiver of all or part of the restrictive covenants described later on this page, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes listed in the first category described previously above under “— Changes requiring your approval” unless we obtain your individual consent to the waiver. (Section 513)

      Notes will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment. Notes will also not be eligible to vote if they have been fully defeased as described below under “— Defeasance — Full defeasance.” (Section 101)

      We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

      “Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.

Covenants

      In the indenture, we have agreed to restrictions that limit our own as well as our subsidiaries’ ability to create liens or enter into sale and leaseback transactions.

      Restrictions on liens. Some of our property or assets may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property or assets over other lenders (including you and the other direct holders of the notes) or over our general creditors if we fail to pay them back. These preferential rights are called “liens.” We promise that we will not become obligated on any new debt that is secured by a lien on any of our real properties or material manufacturing facilities located in the United States, referred to below as our “principal properties,” or on any shares of stock or debt of any of our domestic subsidiaries, unless we grant an equivalent or higher-ranking lien on the same principal properties to you and the other direct holders of the notes.

      We do not need to comply with this restriction if the amount of all debt that would be secured by liens on principal properties (including the new debt, the notes which we would so secure as described in the previous sentence, and all “attributable debt”, as described under “— Restriction on sales and leasebacks” below, that results from a sale and leaseback transaction involving our property or assets) is less than 10% of our consolidated net tangible assets.

      This restriction on liens does not apply to debt secured by certain types of liens, and we can disregard this debt when we calculate the limits imposed by this restriction. These types of liens are liens on the principal properties of any of our domestic subsidiaries, or on their shares of stock or debt, if those liens existed at the time the corporation became our domestic subsidiary, liens in favor of us or our domestic subsidiaries, liens in favor of U.S. Governmental bodies that we granted in order to assure our payments to such bodies that we owe by law or because of a contract we entered into, and liens on property that existed at the time we acquired the property (including property we may acquire through a merger or similar transaction) or that we granted in order to purchase the property (sometimes called “purchase money mortgages”). We can also disregard debt secured by liens that extend, renew or replace any of these types of liens.

      We and our subsidiaries are permitted to have as much unsecured debt as we may choose.

      Restrictions on sales and leasebacks. We promise that neither we nor any of our domestic subsidiaries will enter into any sale and leaseback transaction involving our principal properties, unless we comply with this restrictive covenant. A “sale and leaseback transaction” generally is an arrangement between us or a domestic subsidiary and a bank, insurance company or other lender or investor where we or the domestic subsidiary lease a property which was or will be sold by us or the domestic subsidiary to that lender or investor more than 120 days after the completion of construction and the beginning of its full operation.

      We can comply with this restrictive covenant in either of two different ways. First, we will be in compliance if we or our domestic subsidiary could grant a lien on the property in an amount equal to the attributable debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the notes under the restriction on liens described above. Second, we can comply if we retire an amount of funded debt, within 120 days of the transaction, equal to at least the net proceeds of the sale of the principal property that we lease in the transaction or the fair value of that principal property (subject to credits for certain voluntary retirements of notes and funded debt we may make), whichever is greater.

      This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less.

      Certain definitions relating to our restrictive covenants. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described:

      “Attributable debt” means the total net amount of rent (discounted at 10% per annum compounded annually) that is required to be paid during the remaining term of any lease.

      “Consolidated net tangible assets” is the total amount of assets (less reserves and certain other permitted deductible items), after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

      A “domestic subsidiary” means any of our subsidiaries except one which does not transact a substantial portion of its business in the United States or does not regularly keep a substantial portion of its assets (other than intangible assets) in the United States, or one that is used primarily to finance our operations outside of the United States. A “subsidiary” is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

      “Funded debt” means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.

Defeasance

      Full defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

•	There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves. (Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us.)

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. (Sections 1302 and 1304)

      Covenant defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the notes. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and notes set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves.

      If we accomplish covenant defeasance, the following provisions of the indenture and the notes would no longer apply:

•	Our promises regarding conduct of our business previously described under “— Covenants,” and any other covenants applicable to the series of notes and described in this prospectus.

•	The condition regarding the treatment of liens when we merge or engage in similar transactions, as previously described under “— Special Situations — Mergers and Similar Events.”

•	The events of default relating to breach of covenants and acceleration of the maturity of other debt, described later below under “— Default and Related Matters — Events of Default — What is an event of default?”.

      If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Default and Related Matters

      Ranking. The notes are not secured by any of our property or assets. Accordingly, your ownership of notes means you are one of UST’s unsecured creditors. The notes are not subordinated to any of UST’s other debt obligations and therefore they rank equally with all of UST’s other unsecured and unsubordinated indebtedness.

      Events of default. You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

      What is an event of default? The term “event of default” means any of the following:

•	we do not pay the principal or any premium on a note on its due date;

•	we do not pay interest on a note within 30 days of its due date;

•	we do not deposit any sinking fund payment on its due date;

•	we remain in breach of a restrictive covenant described above under “— Covenants” or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 10% of the principal amount of notes of the affected series;

•	other debt of ours totaling $10,000,000 or more defaults, our obligation to repay it is accelerated by our lenders, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph; or

•	we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

      Remedies if an event of default occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the notes of the affected series may declare the entire principal amount of all the notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all notes of that series will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the notes of the affected series. (Section 502)

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding notes of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

      You are, however, entitled at any time to bring a lawsuit for the payment of money due on your notes on or after its due date. (Section 508)

      “Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

      We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default. (Section 1004)

Regarding the Trustee

      The trustee’s current address is State Street Bank and Trust Company, Corporate Trust Division, 2 Avenue de Lafayette — LCC6, P.O. Box 778, Boston, MA 02102-0778.

      The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. (Section 601)

      The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the company or any affiliate. If it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Sections 608 and 613)

BOOK-ENTRY; DELIVERY AND FORM

      The certificates representing the exchange notes will be issued in fully registered form. Except as described below, the exchange notes initially will be represented by one or more global notes, in definitive, fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee as DTC may designate.

      DTC has advised us a follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provision of Section 17A of the Exchange Act.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•	Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amounts of the exchange notes represented by the global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as “participants.” Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

      So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the exchange notes represented by the global notes for all purposes under the indenture and the exchange notes. No beneficial owners of an interest in the global notes will be able to transfer that interest except according to DTC’s applicable procedures, in addition to those provided for under the indenture. Owners of beneficial interests in the global notes will not:

•	be entitled to have the exchange notes represented by the global notes registered in their names,

•	receive or be entitled to receive physical delivery of certificated notes in definitive form, and

•	be considered to be the owners or holders of any exchange notes under the global notes.

      Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of exchange notes under the global notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global notes desires to take any action that DTC, as the holder of the global notes, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

      Payments of the principal of, premium, if any, and interest on the exchange notes represented by the global notes will be made to DTC or its nominee, as he case may be, as the registered owner of the global notes. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that DTC or it nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global notes will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global notes, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through these participants will be governed by standing instructions and customary practices, as in now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be responsibility of these participants.

      Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of notes in certificated form for any reason, including to sell notes to persons in states which require the delivery of the notes or to pledge the notes, a holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

      Unless and until they are exchanged in whole or in part for certificated exchange notes in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by nominee of DTC to DTC or another nominee of DTC

      Beneficial owner of exchange notes registered in the name of DTC or its nominee will be entitled to be issued, upon request, exchange notes in definitive certificated form.

      DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global notes are credited. Further, DTC will take any action permitted to be taken by a holder of notes only in respect of that portion of the aggregate principal amount of notes as to which the participant or participants has or have given that direction.

      Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      Subject to specified conditions, any person having a beneficial interest in the global notes may, upon request to the trustee, exchange the beneficial interest for exchange notes in the form of certificated notes.

Upon any issuance of certificated notes, the trustee is required to register the certificated notes in the name of, and cause the same to be delivered to, the person or persons, or the nominee of these persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the global notes, and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any resale. In addition, until                     , 2003, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells notes that were received by it for its own account in exchange offer and any broker-dealer that participates in a distribution of those notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      Furthermore, any broker-dealer that acquired any of its original notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

      For a period of 180 days after this registration statement is declared effective, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any broker-dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following discussion sets forth the anticipated material United States federal income tax consequences of the exchange of original notes for exchange notes to a holder of original notes.

      This discussion is based on United States federal income tax laws, regulations, rulings, and judicial decisions now in effect, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein or that such a challenge will not be accepted by a court.

      This discussion deals only with holders of original notes that hold the original notes as capital assets and that exchange original notes for exchange notes pursuant to the exchange offer. This discussion does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. Prospective investors are urged to consult their tax advisors regarding the United States federal income and other tax consequences of acquiring, holding and disposing of the exchange notes, as well as any tax consequences that may arise under the laws of any foreign, state or local taxing jurisdiction.

The Exchange Offer

      An exchange of original notes for the exchange notes pursuant to the exchange offer will be disregarded for United States federal income tax purposes. Consequently, a holder of original notes will not recognize gain or loss as a result of exchanging original notes for exchange notes pursuant to the exchange offer. A holder’s holding period in the exchange notes will be the same as the holder’s holding period in the original notes, and a holder’s tax basis in the exchange notes will be the same as the holder’s tax basis in the original notes immediately prior to the exchange.

LEGAL MATTERS

      The validity of the notes being offered hereby will be passed upon for UST by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

      The consolidated financial statements of UST Inc. incorporated by reference in UST Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$600,000,000

UST Inc.

Offer for All Outstanding 6.625% Senior Notes due July 15, 2012

in Exchange for 6.625% Senior Notes due July 15, 2012,
Which Have Been Registered Under
the Securities Act of 1933

[UST LOGO]

PROSPECTUS

                    , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

      As authorized by Section 145 of the Delaware General Corporation Law, each director and officer of the Registrant may be indemnified by the Registrant against expenses (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is y or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjusted to be liable for negligence or misconduct in the performance of his duty to the Registrant unless a court determines otherwise. The Registrant’s certificate of incorporation, which is filed as an exhibit to this registration statement, contains provisions authorizing such indemnity.

      Article VII of the Registrant’s By-Laws, which are filed as an exhibit to this registration statement, authorize the Registrant to indemnify its present and former directors and to pay or reimburse these individuals for fees and expenses in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of such individuals to repay such amounts if so required.

ITEM 21. Exhibits and Financial Statement Schedules.

Exhibit No.		Description

3.1		Restated Certificate of Incorporation dated May 5, 1992, incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended March 31, 1992.
3.2		By-laws adopted on December 23, 1986, and amended and restated effective October 22, 1998, incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarter ended September 30, 1998.
4.1		Indenture, dated as of May 27, 1999, between UST Inc. and State Street Bank and Trust Company, as trustee, incorporated by reference to Exhibit 4 to Form 10-Q for the quarter ended June 30, 1999.
4.2*	*	Form of certificate of 6.625% Senior Note due July 15, 2012.
4.3*	*	Exchange and Registration Rights Agreement, dated as of July 15, 2002, by and among UST Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Credit Lyonnais Securities (USA) Inc., PNC Capital Markets, Inc., Scotia Capital (USA) Inc. and U.S. Bancorp Piper Jaffray Inc.
5.1*	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the notes to be issued by UST Inc. in the exchange offer.
10.1		Employment Agreement entered into on July 23, 1987 between Registrant and Vincent A. Gierer, Jr., an Executive Officer, incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended September 30, 1986.
10.2		Employment Agreement entered into on December 14, 2000 between Registrant and Richard H. Verheij, an Executive Officer, incorporated by reference to Exhibit 10.2 to Form 10-K for the fiscal year ended December 31, 2000.
10.3		Employment Agreement entered into on June 30, 2000 between Registrant and Richard A. Kohlberger, an Executive Officer, incorporated by reference to Exhibit 10.3 to Form 10-K for the fiscal year ended December 31, 2000.

Exhibit No.		Description

10.4		Form of Severance Agreement dated October 27, 1986 between Registrant and certain officers, incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 1986.
10.5		1982 Stock Option Plan restated as of March 22, 1989, incorporated by reference to Exhibit 4.1 to Form S-8 Registration Statement filed on April 14, 1989.
10.6		1992 Stock Option Plan, as amended and restated as of December 9, 1999, and incorporated by reference to Exhibit A to 2000 Notice of Annual Meeting and Proxy Statement dated March 20, 2000.
10.7		Incentive Compensation Plan, as amended and restated as of January 1, 1996, and incorporated by reference to Exhibit 10.7 to Form 10-K for the fiscal year ended December 31, 1996.
10.8		Amendment to Incentive Compensation Plan, effective September 25, 1997, incorporated by reference to Exhibit 10.6 to Form 10-K for the fiscal year ended December 31, 1997.
10.9		Officers’ Supplemental Retirement Plan, as restated as of December 1, 1992, incorporated by reference to Exhibit 10.7 to Form 10-K for the fiscal year ended December 31, 1992.
10.10		Nonemployee Directors’ Retirement Plan, as amended and restated as of January 1, 2002, incorporated by reference to Exhibit 10.10 to Form 10-K for the fiscal year ended December 31, 2001.
10.11		Directors’ Supplemental Medical Plan, as amended and restated as of February 16, 1995, incorporated by reference to Exhibit 10.10 to Form 10-K for the fiscal year ended December 31, 1994.
10.12		Nonemployee Directors’ Stock Option Plan effective May 2, 1995, incorporated by reference to Exhibit A to 1995 Notice of Annual Meeting and Proxy Statement dated March 24, 1995.
10.13		Amendment to Nonemployee Directors’ Stock Option Plan, effective June 30, 2000, incorporated by reference to Exhibit 10.13 to Form 10-K for the fiscal year ended December 31, 2000.
10.14		Nonemployee Directors’ Restricted Stock Aware Plan effective January 1, 1999, incorporated by reference to Exhibit 10.11 to Form 10-K for the fiscal year ended December 31, 1998.
10.15		2001 Stock Option Plan incorporated by reference to Appendix II to 2001 Notice of Annual Meeting and Proxy Statement dated March 23, 2001.
12.1*	*	Statement re: Computation of Ratio of Earnings to Fixed Charges.
21.1		Subsidiaries of UST Inc., incorporated by reference to Exhibit 21 to Form 10-K for the fiscal year ended December 31, 2001.
23.1*	*	Consent of Ernst & Young LLP.
23.2*	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
25.1*	*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company.
99.1*	*	Form of Letter of Transmittal.

Exhibit No.		Description

99.2*	*	Form of Notice of Guaranteed Delivery.
99.3*	*	Form of Letter to Clients.
99.4*	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

**	Filed with this Registration Statement.

ITEM 22. Undertakings

      The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registrant Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given a copy of the Registrant’s annual report to shareholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120 day period the annual report for the last fiscal year will be furnished to each such employee.

      The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all employees participating in the plan who do not otherwise receive such material as shareholders of the Registrant, at the time and in the manner such material is sent to its shareholders, copies all of reports, proxy statements and other communications distributed to its shareholders generally.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, UST Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on the 6th day November, 2002.

UST INC.

By:	/s/ VINCENT A. GIERER, JR.

Name: Vincent A. Gierer, Jr.
Title: Chairman of the Board, Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 6, 2002.

Signature	Title

/s/ VINCENT A. GIERER, JR. Vincent A. Gierer, Jr.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)
/s/ ROBERT T. D’ALESSANDRO Robert T. D’Alessandro	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ JAMES D. PATRACUOLLA James D. Patracuolla	Vice President and Controller (Principal Accounting Officer)
/s/ JOHN P. CLANCEY John P. Clancey	Director
/s/ EDWARD H. DEHORITY, JR. Edward H. DeHority, Jr.	Director
/s/ PATRICIA DIAZ DENNIS Patricia Diaz Dennis	Director
/s/ ELAINE J. EISENMAN Elaine J. Eisenman	Director
/s/ EDWARD T. FOGARTY Edward T. Fogarty	Director
/s/ PETER J. NEFF Peter J. Neff	Director
/s/ LOWELL P. WEICKER, JR. Lowell P. Weicker, Jr.	Director

INDEX TO EXHIBITS

Exhibit No.		Description

3.1		Restated Certificate of Incorporation dated May 5, 1992, incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended March 31, 1992.
3.2		By-laws adopted on December 23, 1986, and amended and restated effective October 22, 1998, incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarter ended September 30, 1998.
4.1		Indenture, dated as of May 27, 1999, between UST Inc. and State Street Bank and Trust Company, as trustee, incorporated by reference to Exhibit 4 to Form 10-Q for the quarter ended June 30, 1999.
4.2*	*	Form of certificate of 6.625% Senior Note due July 15, 2012.
4.3*	*	Exchange and Registration Rights Agreement, dated as of July 15, 2002, by and among UST Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Credit Lyonnais Securities (USA) Inc., PNC Capital Markets, Inc., Scotia Capital (USA) Inc. and U.S. Bancorp Piper Jaffray Inc.
5.1*	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the notes to be issued by UST Inc. in the exchange offer.
10.1		Employment Agreement entered into on July 23, 1987 between Registrant and Vincent A. Gierer, Jr., an Executive Officer, incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended September 30, 1986.
10.2		Employment Agreement entered into on December 14, 2000 between Registrant and Richard H. Verheij, an Executive Officer, incorporated by reference to Exhibit 10.2 to Form 10or the fiscal year ended December 31, 2000.
10.3		Employment Agreement entered into on June 30, 2000 between Registrant and Richard A. Kohlberger, an Executive Officer, incorporated by reference to Exhibit 10.3 to Form 10-K for the fiscal year ended December 31, 2000.
10.4		Form of Severance Agreement dated October 27, 1986 between Registrant and certain officers, incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 1986.
10.5		1982 Stock Option Plan restated as of March 22, 1989, incorporated by reference to Exhibit 4.1 to Form S-8 Registration Statement filed on April 14, 1989.
10.6		1992 Stock Option Plan, as amended and restated as of December 9, 1999, and incorporated by reference to Exhibit A to 2000 Notice of Annual Meeting and Proxy Statement dated March 20, 2000.
10.7		Incentive Compensation Plan, as amended and restated as of January 1, 1996, and incorporated by reference to Exhibit 10.7 to Form 10-K for the fiscal year ended December 31, 1996.
10.8		Amendment to Incentive Compensation Plan, effective September 25, 1997, incorporated by reference to Exhibit 10.6 to Form 10-K for the fiscal year ended December 31, 1997.
10.9		Officers’ Supplemental Retirement Plan, as restated as of December 1, 1992, incorporated by reference to Exhibit 10.7 to Form 10-K for the fiscal year ended December 31, 1992.
10.10		Nonemployee Directors’ Retirement Plan, as amended and restated as of January 1, 2002, incorporated by reference to Exhibit 10.10 to Form 10-K for the fiscal year ended December 31, 2001.
10.11		Directors’ Supplemental Medical Plan, as amended and restated as of February 16, 1995, incorporated by reference to Exhibit 10.10 to Form 10-K for the fiscal year ended December 31, 1994.

Exhibit No.		Description

10.12		Nonemployee Directors’ Stock Option Plan effective May 2, 1995, incorporated by reference to Exhibit A to 1995 Notice of Annual Meeting and Proxy Statement dated March 24, 1995.
10.13		Amendment to Nonemployee Directors’ Stock Option Plan, effective June 30, 2000, incorporated by reference to Exhibit 10.13 to Form 10-K for the fiscal year ended December 31, 2000.
10.14		Nonemployee Directors’ Restricted Stock Aware Plan effective January 1, 1999, incorporated by reference to Exhibit 10.11 to Form 10-K for the fiscal year ended December 31, 1998.
10.15		2001 Stock Option Plan incorporated by reference to Appendix II to 2001 Notice of Annual Meeting and Proxy Statement dated March 23, 2001.
12.1*	*	Statement re: Computation of Ratio of Earnings to Fixed Charges.
21.1		Subsidiaries of UST Inc., incorporated by reference to Exhibit 21 to Form 10-K for the fiscal year ended December 31, 2001.
23.1*	*	Consent of Ernst & Young LLP.
23.2*	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
25.1*	*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company.
99.1*	*	Form of Letter of Transmittal.
99.2*	*	Form of Notice of Guaranteed Delivery.
99.3*	*	Form of Letter to Clients.
99.4*	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

**	Filed with this Registration Statement.